                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       MARSHALL INDUSTRIES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders (the "Annual Meeting") of Marshall Industries (the "Company") will be held at the office of the Company, 9320 Telstar Avenue, El Monte, California, on October 22, 1996 at 9 a.m., local time, for the following purposes:

    1. To elect directors for the year. Gordon S. Marshall, Robert Rodin, Richard D. Bentley, Richard C. Colyear, Jean Fribourg, Lathrop Hoffman, Jose Menendez, Raymond G. Rinehart and Howard C. White have been nominated for election as directors.

    2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending May 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on August 26, 1996 are entitled to notice of, and to vote at, the Annual Meeting.

    If you do not plan to attend personally, please promptly sign and return the enclosed proxy in the accompanying envelope. Your proxy is solicited on behalf of the management of the Company. It is necessary to have a majority of all outstanding shares represented at the Annual Meeting in order to transact official business. A proxy statement is set forth on the following pages.

                                          By Order of the Board of Directors

                                          GORDON S. MARSHALL
                                               Chairman

September 4, 1996

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                                PROXY STATEMENT
                            MAILED SEPTEMBER 4, 1996

    The accompanying proxy is solicited on behalf of the management of Marshall Industries (the "Company") for use at the Annual Meeting of Shareholders on October 22, 1996 (the "Annual Meeting") or any adjournment thereof, and the expense of such solicitation will be borne by the Company. Proxies properly executed and received by the Company prior to the Annual Meeting, and not revoked, will be voted.

    A shareholder giving a proxy has the power to revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation or a proxy bearing a later date, or if personally present at the Annual Meeting, by electing to vote in person.

    The holders of Common Stock of record on the books of the Company at the close of business on August 26, 1996 are eligible to vote at the Annual Meeting. On that date, there were 17,064,764 shares outstanding held by approximately 6,000 shareholders. Each shareholder is entitled to one vote for each share owned. A shareholder is entitled to cumulate votes for the election of directors (that is, cast for any one or more candidates a number of votes equal to the number of the shareholder's shares multiplied by the number of directors to be elected). However, no shareholder may cumulate votes for the election of directors unless the names of such candidates have been placed in nomination prior to the voting, and the shareholder has given notice of his intention to cumulate votes at the Annual Meeting prior to the voting. If any one shareholder has given such notice, each shareholder may cumulate his votes and give one candidate all of his votes or distribute his votes among as many candidates as he sees fit. If any shareholder elects cumulative voting, the proxyholders are authorized in their discretion to vote their proxies cumulatively.

    A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. In determining the shares present, shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included. Broker shares that are not voted on any matter will not be included in determining the shares present. The election of each director and the approval of any other matter submitted to a vote of the shareholders requires the affirmative vote of a majority of the shares voting. In determining the number of shares voting on the election of directors or any other matter submitted to a vote of the shareholders, shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included.

    The solicitation of proxies for the Annual Meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the Annual Meeting, additional solicitation may take place by telephone, telegraph and personal interview by employees of the Company. No such employee will receive additional compensation for such services.

                             ELECTION OF DIRECTORS

    At present, the Bylaws of the Company provide that the Board of Directors will be composed of between seven and thirteen directors, with the exact number of directors to be set from time to time by the Board or the shareholders. The Board of Directors in October, 1994, established the present number of directors at nine. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nine nominees shown below for the term of one year and until their successors are duly elected and qualified. All of the nominees have consented to being named in this Proxy Statement, and to serve as directors if elected. Although it is not contemplated that any of the nominees will subsequently decline or be unable to serve as a director, in either event, the proxies will be voted by the proxyholders for such other persons as may be designated by the present Board of Directors.

    The following table sets forth certain information as of July 31, 1996 with respect to those persons who are nominees for re-election as directors of the Company, each of whom, if elected, will serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

                                                                             SHARES OF COMMON STOCK
                                                                              BENEFICIALLY OWNED(1)
                                                                            -------------------------
                                                                             AMOUNT AND
                                                                              NATURE OF
                                                                             BENEFICIAL      PERCENT
           NAME                AGE                  POSITION                  OWNERSHIP      OF CLASS
- --------------------------  ---------  -----------------------------------  -------------    --------
Gordon S. Marshall             76      Chairman of the Board                     771,530(2)    4.5%
Robert Rodin                   42      Director, President and Chief              73,500(4)    *
                                         Executive Officer
Richard D. Bentley             56      Director and Executive Vice                19,584       *
                                         President
Richard C. Colyear             57      Director                                    2,000       *
Jean Fribourg                  51      Director                                      500       *
Lathrop Hoffman                71      Director                                    4,000       *
Jose Menendez                  59      Director                                      500       *
Raymond G. Rinehart            74      Director                                    5,500(3)    *
Howard C. White                55      Director                                    1,400       *

- ------------------------
 * Represents less than 1%.
(1) Except as provided under state community property laws and unless otherwise indicated, each nominee has sole voting and investment power with respect to the shares shown as beneficially owned by him.
(2) Includes 62,500 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.
(3) Includes 3,900 shares held in a revocable trust for which Mr. Rinehart is the trustee.
(4) Includes 45,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.

    Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954 and was Chief Executive Officer of the Company until April, 1994. Additionally, he served as President of the Company from April 1982 to June 1992. Mr. Marshall is also a member of the Board of Amistar Corporation.

    Mr. Rodin became a Vice President in October 1988 and was promoted to Senior Vice President in August 1989, to President and Chief Operating Officer in June 1992 and to Chief Executive Officer in April 1994. He joined the Company as a Sales Manager in October 1983. Mr. Rodin has served as a director of the Company since October, 1992.

    Mr. Bentley became a Vice President in October 1986 and was appointed Senior Vice President in April 1988. He was promoted to Executive Vice President of the Company in August 1989. Mr. Bentley has served as a director of the Company since October, 1992.

    Mr. Colyear has served as a director of the Company since August 1991. Since 1989 Mr. Colyear has been President of Colyear Development Corporation, a privately held real estate firm which develops and operates both office and industrial properties. From 1967 to 1989, Mr. Colyear was employed by Security Pacific National Bank in various capacities, including First Vice President, in connection with its commercial lending activities.

    Mr. Fribourg has served as a director since October 1994 and has been the Chief Executive Officer of Sonepar Electronique International (SEI) since 1992 and is a member of the SEI and Sonepar Distribution Executive Boards. During the last ten years, Mr. Fribourg has held several management and executive positions with Sonepar and SEI, including SEI Country Manager (Spain) and Sonepar Distribution Country Manager (Spain and Portugal).

    Mr. Hoffman has served as a director since August 1984. For more than the last 5 years, Mr. Hoffman, through several corporations, owns and operates Acura, General Motors, Honda, Isuzu and Saturn automobile dealerships in Southern California. Mr. Hoffman is also Chairman of the Board of Granite State Bank (formerly The Bank of Monrovia) in Monrovia, California.

    Mr. Menendez has served as a director since October 1994 and has been the Chairman of the Executive Boards of SEI and Sonepar Distribution since 1990 and 1991, respectively. Mr. Menendez also has held the position of Managing Director and is a member of the Executive Board of Sonepar, S.A. since 1992. Mr. Menendez has held management and executive positions with the Sonepar companies for over twenty years.

    Mr. Rinehart has been a director of the Company since 1982. Mr. Rinehart formerly served as Chairman of the Executive Committee of the Board of Directors, Chairman of the Board, President and Chief Executive Officer of Clow Corporation. For more than the last 5 years, Mr. Rinehart has been the Chairman of the Board of RGR Enterprises, and is a director of Goshen Rubber Co.

    Mr. White has been a director since January 1992. From 1965 to 1991, Mr. White was associated with the international accounting and consulting firm of Arthur Andersen & Co., SC. Until his retirement in 1991, Mr. White was Managing Director of Finance for Arthur Andersen & Co's worldwide organization and had also served as Managing Partner, Accounting, Audit and Financial Consulting Practice, Los Angeles/Southern California, Hawaii and Nevada.

COMMITTEES

    Among the committees created by the Board of Directors are an Audit Committee and a Stock Option and Compensation Committee (the "Compensation Committee"). The Board has not designated a nominating committee. The members of the Audit Committee are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to (i) the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year, and the terms of such engagement; (ii)  the  Company's policies  and  procedures for  maintaining  the
Company's books and records and furnishing information to the independent auditors; (iii) the procedures to encourage access to the Audit Committee and to facilitate the timely reporting during the year of the Company's independent auditors' recommendations and advice to the Audit Committee; (iv) the implementation by management of the independent auditors' recommendations and advice; (v) the implementation by management of the recommendations made by the independent auditors in its annual management letter; (vi) the adequacy and implementation of the Company's internal accounting controls and the adequacy and competency of the related personnel; and (vii) such other matters relating to the Company's financial affairs and accounts as the Committee may in its own discretion deem desirable. One Audit Committee meeting was held during the last fiscal year.

    The Compensation Committee members are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Compensation Committee recommends changes in employees' salaries, incentives, pensions, savings plans and other fringe benefits to the Board, and administers the Company's stock option plans. As administrator of the stock option plans, the Committee determines which employees are eligible for participation in the plans, designates the optionees and, within the restrictions of each particular plan, determines the terms of the grant and exercise of options under the plans. The Compensation Committee also makes recommendations from time to time to the Board of Directors regarding possible modifications or amendments of the Company's stock options plans. The Compensation Committee held three meetings during the last fiscal year.

    The Board of Directors held a total of five meetings during the last fiscal year. Each director attended all of the meetings of the Board and the Committees on which he served, except for Mr. Fribourg who attended four of the five Board meetings and Mr. Menendez who attended two of the five Board meetings.

SECTION 16 REPORTS

    Based on its review of copies of Forms 3, 4 and 5 filed by the officers and directors of the Company with the Securities and Exchange Commission, the Company believes that all such Forms required to be filed with respect to the fiscal year ended May 31, 1996 were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934 with the exception of a late filing of Form 4 by Robert Rodin with respect to the granting of 50,000 stock options in October, 1995. The Form 4 was filed within 30 days of the due date.

REMUNERATION OF DIRECTORS

    Directors who are employees receive no additional compensation for serving as directors. All outside directors receive monthly retainers of $1,500, except for Mr. White, and $1,500 for each meeting attended. Mr. White receives a $2,000 monthly retainer as Chairman of the Compensation Committee. In fiscal year 1996 Mr. White received a bonus of $5,000 for his work on various compensation projects.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information, as of July 31, 1996, with respect to each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, and share ownership by all executive officers and directors of the Company as a group.

                                                           AMOUNT AND NATURE
                    NAME AND ADDRESS                         OF BENEFICIAL       PERCENT
                   OF BENEFICIAL OWNER                        OWNERSHIP(1)       OF CLASS
- ---------------------------------------------------------  ------------------  ------------
Strong Capital Management, Inc.                                1,777,650(2)          10.4%
The Prudential Insurance                                       1,436,100(3)           8.4%
  Company of America
First Pacific Advisors, Inc.                                   1,337,400(4)           7.8%
All executive officers and directors as a group                  909,514(5)           5.3%
  (10 persons)

- ------------------------
(1) Except as provided under state community property laws and unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(2) Pursuant to a Schedule 13G dated February 13, 1996 and filed with the Securities and Exchange Commission, Strong Capital Management, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from Strong Capital Management, Inc., the Company believes that on July 31, 1996, it had sole voting and dispositive power with respect to 206,050 shares and shared voting and dispositive power with respect to 1,571,600 shares.

(3) Pursuant to a Schedule 13G dated February 12, 1996 and filed with the Securities and Exchange Commission, The Prudential Insurance Company of America reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from The Prudential Insurance Company of America, the Company believes that on July 31, 1996, it had sole voting and dispositive power with respect to 919,900 shares and shared voting and dispositive power with respect to 516,200 shares.

(4) Pursuant to a Schedule 13G dated February 13, 1996 and filed with the Securities and Exchange Commission, First Pacific Advisors, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from First Pacific Advisors, Inc. the Company believes that on July 31, 1996, it had shared voting and dispositive power with respect to 1,337,400 shares.

(5) Includes 132,500 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.

                               EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to those persons who are executive officers of the Company as of July 31, 1996.

                                                                                              SHARES OF COMMON STOCK
                                                                                               BENEFICIALLY OWNED(1)
                                                                                             -------------------------
                                                                                              AMOUNT AND
                                                                                              NATURE OF
                                                                                              BENEFICIAL   PERCENT OF
          NAME               AGE                            POSITION                          OWNERSHIP       CLASS
- ------------------------  ---------  ------------------------------------------------------  ------------  -----------
Gordon S. Marshall           76      Chairman of the Board                                     771,530(2)         4.5%
Robert Rodin                 42      President and Chief Executive Officer                      73,500(3)       *
Richard D. Bentley           56      Executive Vice President                                      19,584       *
Henry W. Chin                49      Vice President, Finance, Chief Financial Officer and
                                       Secretary                                                31,000(4)       *

- ------------------------
 *   Represents less than 1%.

(1) Except as provided under state community property laws and unless otherwise indicated, each nominee has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes 62,500 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.

(3) Includes 45,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.

(4) Includes 25,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1996.

    Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954. He served as President of the Company from April 1982 to June 1992 and was Chief Executive Officer of the Company from October 1954 to April 1994.

    Mr. Rodin became a Vice President in October 1988 and was promoted to Senior Vice President in August 1989, to President and Chief Operating Officer in June 1992 and to Chief Executive Officer in April, 1994. He joined the Company as a Sales Manager in October 1983 and has held various management positions with the Company, including Division Manager-Boston, and Regional Vice President-Northeast.

    Mr. Bentley became a Vice President in October 1986 and was appointed Senior Vice President in April 1988. He was promoted to Executive Vice President of the Company in August 1989. He joined Marshall in June 1978 as Northeast Regional Manager. Prior to joining the Company, Mr. Bentley was associated with Cramer Electronics for fifteen years.

    Mr. Chin joined the Company as Corporate Controller in November 1984 and was promoted to Vice President in August 1989 and to Chief Financial Officer in October 1991. Mr. Chin is a Certified Public Accountant.

    Each officer serves at the pleasure of the Board and, unless earlier removed, is elected annually for a one year term.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning the compensation for the last three fiscal years of the Chief Executive Officer and each of the other executive officers of the Company.

                                                                                              LONG-TERM
                                                          ANNUAL COMPENSATION              COMPENSATION(1)
                                               -----------------------------------------  ------------------
                                                           INCENTIVE                        STOCK OPTIONS
            NAME AND                                        PAYMENTS     OTHER ANNUAL          (NO. OF             ALL OTHER
       PRINCIPAL POSITION         FISCAL YEAR    SALARY       (2)       COMPENSATION(3)      OPTIONS)(4)      COMPENSATION(5)(6)
- --------------------------------  -----------  ----------  ----------  -----------------  ------------------  -------------------
Gordon S. Marshall (7)                  1996   $  525,000  $  240,698      $  --                  --               $   3,731
 Chairman of the Board                  1995      510,417     197,845         --                  --                   4,501
                                        1994      500,000     211,796         --                  --                   4,497
Robert Rodin                            1996      645,833     279,747         --                  50,000               5,642
 President and                          1995      458,333     225,283         --                  --                   4,620
 Chief Executive Officer                1994      358,333     149,637         --                  50,000               5,612
Richard D. Bentley                      1996      361,000     165,504         --                  --                   9,058
 Executive Vice President               1995      340,000     131,354         --                  --                   4,858
                                        1994      304,167     126,080         --                  --                   5,326
Henry W. Chin                           1996      225,000     101,625         --                  --                   5,756
 Vice President, Finance,               1995      197,500      76,098         --                  20,000               4,802
 Chief Financial Officer                1994      172,500      72,959         --                  --                   5,314
 and Secretary

- ------------------------
(1) The Company did not make any payments or awards that would be classifiable under the "Restricted Stock Award" and "LTIP Payout" columns otherwise required to be included in the table by the applicable Securities and Exchange Commission ("SEC") disclosure rules.

(2) The Company has an incentive plan in which all full-time employees are participants and is based on the Company's pre-tax profits. Under this incentive plan, the Company's officers can earn up to 80% of their base salaries as incentive compensation.

(3) The amounts included in this column for each of the named executive officers do not include the value of certain perquisites which in the aggregate did not exceed the lower of $50,000 or 10% of each named executive's aggregate fiscal 1994, 1995 or 1996 salary and bonus compensation.

(4) Represents shares of stock underlying options granted under the 1992 Stock Option Plan. There were no individual grants of stock options in tandem with stock appreciation rights ("SAR's") or freestanding SAR's made during the fiscal years ended May 31, 1994, 1995 or 1996 to the above-named executive officers.

(5) Amounts contributed by the Company under the Marshall Industries Tax Deferred Profit Sharing Plan which provides for participation by any employee of Marshall who has completed six months of employment. Each participant may defer from 2% to 12% of his earnings each payroll period, the amount of which is placed by the Company in a nonforfeitable, fully vested account on the employee's behalf. Under the tax laws, the maximum amount which can be deferred for calendar years 1994, 1995 and 1996 were $9,240, $9,240 and $9,500, respectively. The Company contributes quarterly an amount equal to 50% of the employee's contributions in the quarter up to a maximum amount equal to 3% of the employee's earnings in the quarter. The vesting for the Company's contributions is at 20% for each year of service with the Company.

(6) In 1992, the Board authorized increased amounts of life insurance for Messrs. Rodin, Bentley and Chin at a total annual premium cost of approximately $7,000. In addition, because the annual premium for a $1,000,000 insurance policy on Mr. Marshall's life would be $70,000 to $80,000, it was deemed preferable to provide a widow's benefit of $200,000 per year to Mrs. Marshall if she survives Mr. Marshall. The present value of that benefit on an actuarial basis is less than $400,000.

(7)  See Certain Relationships and Related Transactions.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information with respect to the stock option grants made during the 1996 fiscal year under the Company's Stock Option Plans to the named executive officer:

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------  POTENTIAL REALIZABLE VALUE
                             NUMBER OF    % OF TOTAL                               AT ASSIGNED RATES OF
                            SECURITIES      OPTIONS                              STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO    EXERCISE                     FOR OPTION TERM
                              OPTIONS    EMPLOYEES IN    OR BASE   EXPIRATION   --------------------------
                            GRANTED(1)    FISCAL YEAR   PRICE(2)      DATE         5%(3)         10%(3)
                            -----------  -------------  ---------  -----------  ------------  ------------
Robert Rodin                    50,000          100%    $  35.875    10/24/05   $  1,128,300  $  2,859,200

- ------------------------
(1) The option will become exercisable in four equal and successive annual installments, with the first such installment to become exercisable one year after the grant date. The grant date is October 24, 1995.

(2)  At fair market value at date of grant.

(3) Represents gain that would be realized assuming the options were held for the entire ten-year option period and the stock price increased at annual compounded rates of 5% and 10%. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table provides information concerning the exercise of stock options during the 1996 fiscal year by each of the named executive officers and the year-end value of their unexercised options.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                  NUMBER OF                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                   SHARES      AGGREGATE   OPTIONS AT FISCAL YEAR END      FISCAL YEAR END(2)
                                 ACQUIRED ON     VALUE     --------------------------  ---------------------------
             NAME                 EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Gordon S. Marshall                        0    $       0       62,500              0   $  1,367,563   $         0
Robert Rodin                              0            0       45,000        195,000        633,875     2,269,375
Richard D. Bentley                   10,000      187,250            0        120,000              0     2,085,000
Henry W. Chin                             0            0       25,000         15,000        378,125        91,875

- ------------------------
(1) Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.
(2) Based on the fair market value of the shares or $31.375 per share on the last day of the fiscal year less the exercise price payable for such shares.

                              EMPLOYEE AGREEMENTS

    In February, 1996, the Company entered into Change In Control Agreements with Mr. Marshall and Mr. Rodin. Each of these agreements provides that should there be a "change in control" (as defined), and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a material reduction in his compensation or the officer is required to be based at any office or location more than thirty miles from the Company's current corporate headquarters, then upon termination, Mr. Marshall and Mr. Rodin would be entitled to receive cash compensation subject to a non-compete provision. Mr. Marshall's agreement provides for a one-time cash payment equal to the product of five times the greater of the compensation for the last full calendar year or $750,000. Mr. Rodin's agreement provides for a one-time cash payment equal to the product of 36 times the highest monthly base salary paid or payable to Mr. Rodin during the 12-month period immediately preceding the month of termination. In addition Mr. Rodin will receive a one-time cash payment equal to the product of three times the average annual bonus for the last three full fiscal years before the change in control date. For the three years following such termination, Messrs. Marshall and Rodin and their immediate families will be entitled to all benefits under any welfare benefit plans, arrangements, or programs provided by the Company that are generally applicable to an executive of the Company. Upon a change in control the Company shall cause the vesting of any stock options held to be accelerated to the change in control date. The total payments payable under these agreements could be reduced, under certain circumstances, so that no portion of such payments will be subject to the "parachute" excise tax provisions of Section 4999 of the Internal Revenue Code. A "change of control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy percent (70%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any reorganization, sale or other disposition of all or substantially all of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock or voting securities, or (v) individuals who, as of the date of the agreement, constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors who were on the Board as of the date of the agreement. Under the severance agreements, an officer may be terminated for "cause"; defined generally as (i) the willful and continued failure to perform his or her duties, or (ii) the willful engagement in misconduct which is materially injurious to the Company.

    With   shareholders'  approval,   the  Company   amended  its   Articles  of
Incorporation in 1988 to limit the liability of the Company's directors, officers, and other agents to the extent permitted under California law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In addition to the distribution of component parts, the Company provides a variety of value added services to its customers. Through the use of third party contractors, the Company provides cable assembling and manufacturing capabilities. One of the third party contract manufacturing arrangements is with Amistar, a company of which Mr. Marshall is a director and a substantial shareholder. Under this arrangement, Marshall accepts orders from its customers and provides the necessary components, which Amistar then "mounts" on circuit boards. Marshall pays Amistar for its services and invoices the customers for the completed product. The Company believes that the amounts paid to Amistar are not in excess of the amounts that would be charged by unaffiliated manufacturers for the same services. During the fiscal years ended May 31, 1994, 1995 and 1996, the Company paid Amistar approximately $1,857,000, $1,043,000 and $655,000, respectively, under this arrangement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS HAS FURNISHED THE FOLLOWING REPORT ON EMPLOYEE COMPENSATION. SUCH REPORT WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED SOLICITING MATERIAL OR BE DEEMED FILED UNDER SUCH ACTS.

    The   Compensation  Committee  consists   entirely  of  independent  outside
directors and has responsibility for administering the Company's stock option plans and setting the senior executives' annual salaries.

    The Company's executive compensation programs are intended to enable it to attract and retain talented executives and to reward them appropriately. The Compensation Committee attempts to determine the appropriate total levels of compensation, as well as the appropriate mix of basic salary, short-term incentives and long-term incentives.

    All of the Company's executive officers, as well as all of its full-time employees, participate in the Company's incentive plan. The plan is based on pre-tax profits of the Company. The Company's officers can earn up to 80% of their base salaries as incentive compensation.

    In making its salary and stock option decisions, the Compensation Committee considers a number of factors. However, its ultimate determination is a subjective one and is based on the total mix of information. The Compensation Committee reviews the compensation practices of five of the Company's competitors as reported in their public filings. Those competitors are Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Pioneer-Standard Electronics, Inc. and Wyle Electronics. These companies are included in the peer group comparisons elsewhere in this Proxy Statement. The Compensation Committee also compares the Company's short and long-term results with the performance of those same competitors, the industry in general and various other related data, to ensure a pay-for-performance linkage. The primary performance measures examined are earnings results, total shareholder return and the strength of the Company's strategic position. By these measures, the Compensation Committee believes that the Company achieves above average to superior results.

    The Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. The 1996 salaries for the Company's CEO and executive officers were reviewed and approved during two meetings of the Compensation Committee which were held on October 24, 1995 and January 23, 1996. The Committee believes that the total compensation of its executives is competitive and appropriately rewards their achievements.

                                          Howard C. White, Chairman
                                          Richard C. Colyear
                                          Lathrop Hoffman
                                          Raymond G. Rinehart

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG
            MARSHALL INDUSTRIES, S&P 500 INDEX AND PEER GROUP INDEX

    The following graph compares cumulative total shareholder return on the Company's Common Stock for the periods indicated with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a group consisting of the Company's peer corporations. The corporations making up the peer companies group are the 34 electronic component distributor companies included in SIC Code 5065 -- Electronic Parts & Equipment, N.E.C. The information for the graph was provided by Media General Financial Services. This graph assumes that $100 was invested on June 1, 1991 in the Company and each of the two indices, and that dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
             MARSHALL INDUSTRIES, S&P 500 INDEX AND SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              MARSHALL INDUSTRIES        INDUSTRY INDEX        BROAD MARKET
1991                           100.00               100.00              100.00
1992                           143.48               141.38              109.86
1993                           181.52               160.70              122.64
1994                           213.04               156.45              127.87
1995                           234.78               193.32              153.68
1996                           272.83               245.13              197.39

                     ASSUMES $100 INVESTED ON JUNE 1, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING MAY 31, 1996

                 PROPOSAL -- SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending May 31, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Copies of resolutions proposed by shareholders to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its corporate headquarters, 9320 Telstar Avenue, El Monte, California 91731-2895 on or before May 31, 1997 to have such resolutions included in the proxy statement and form of proxy for such Annual Meeting.

                                 OTHER MATTERS

    The management does not know of any other matters to be acted upon at the Annual Meeting. If any other matters should properly come before the Annual Meeting, or an adjournment thereof, the proxies will be voted with respect thereto in accordance with the discretion of the proxyholders.

                                                    GORDON S. MARSHALL
                                                         Chairman

                                   FORM 10-K

        The Company's Annual Report to Shareholders for the fiscal year ended May 31, 1996 includes a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, filed with the Securities and Exchange Commission.

                         MARSHALL INDUSTRIES/PROXY 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    I hereby appoint Gordon S. Marshall and Henry W. Chin, and each of them or either of them with full power to act without the other and with full power of substitution, my true and lawful attorneys and proxies, to vote all the shares of stock of Marshall Industries held of record by me on August 26, 1996 and to act for me and in my name, place and stead at the Annual Meeting of Shareholders to be held on Tuesday, October 22, 1996 or any adjournment thereof, for the purpose of considering and voting upon the following:

    1. ELECTION OF DIRECTORS.

       / / For ALL Nominees listed below

       / / Withhold authority to vote ALL Nominees listed below

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Gordon S. Marshall     Richard D. Bentley     Jean Fribourg          Jose Menendez          Howard C. White
Robert Rodin           Richard C. Colyear     Lathrop Hoffman        Raymond G. Rinehart

    2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 1997.

               / / FOR             / / AGAINST             / / ABSTAIN

    3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and to vote the proxies cumulatively in their discretion if cumulative voting is in effect at the meeting.

                    (Please sign and date the reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                           Please sign exactly as name appears
                                           below. This Proxy should be dated,
                                           signed by the shareholder as name
                                           appears hereon, and returned promptly
                                           in the enclosed envelope. Persons
                                           signing in a fiduciary capacity
                                           should so indicate.

                                           -------------------------------------
                                                         Signature

                                           -------------------------------------
                                                 Signature if held jointly
                                           DATED: ________________________, 1996